Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) effective as of May 7, 2021 (the “Effective Date”), is entered into by and among Sysorex, Inc., a Nevada corporation (“Sysorex”), TTM Digital Assets & Technologies, Inc. (“TTM”) (collectively, the “Company”), and Wayne Wasserberg, an individual, currently residing in Florida (“Employee”). Sysorex, TTM, and Wasserberg are individually referred to herein as a “party” and collectively as the “parties.”

WITNESSETH:

WHEREAS, Sysorex desires to employ Employee to serve as its Chief Executive Officer and as President, Treasurer, and Secretary of its wholly-owned subsidiary, TTM, and Employee desires to be employed in such capacity pursuant to the terms and conditions hereinafter set forth;

WHEREAS, Employee was appointed to such positions on April 14, 2021, subject to finalization and execution of this Agreement, and Employee shall be compensated retroactively from such date; and

WHEREAS, Employee’s salary set forth below in Section 5 covers all positions set forth in Section 1.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1. EMPLOYMENT: DUTIES AND RESPONSIBILITIES.

Sysorex hereby employs Employee as Chief Executive Officer of Sysorex, and TTM hereby employs Employee as President, Treasurer, and Secretary of TTM. Subject at all times to the direction of the respective boards of directors of Sysorex or TTM, as applicable, Employee shall perform those duties and hold those responsibilities that are usual and customary for holders of such roles to perform and hold. Employee shall primarily perform his job duties in Florida unless the location is changed by mutual agreement of the parties.

2. FULL-TIME EMPLOYMENT.

Employee hereby accepts employment by the Company, upon the terms and conditions contained herein, and agrees that during the term of this Agreement Employee shall devote substantially all of his business time, attention, and energies to the business of the Company. Employee, during the term of this Agreement, will not be restricted from performing any services for any other business entity so long as such service does not negatively impact the services provided by Employee to the Company, provided, however, that nothing herein contained shall be construed as: (a) preventing Employee from investing his personal assets in any business or businesses which do not compete directly or indirectly with the Company, (b) preventing Employee from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in his owning beneficially, at any time, more than five percent (5%) of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of the Company, or (c) preventing Employee from engaging in any other activities, if he receives the prior written approval of the board of directors of the Company (the “Board”) with respect to his engaging in such activities.

3. RECORDS.

In connection with his engagement hereunder, Employee shall accurately maintain and preserve all notes and records generated by the Company which relate to the Company and its businesses and shall make all such reports, written if required, as the Company may reasonably require.

4. TERM.

Employee’s employment with the Company shall commence on the Effective Date and the initial term of Employee’s employment shall continue for two (2) years unless terminated pursuant to Section 13 hereof.

5. SALARY AND BONUS.

As full compensation for the performance of his duties on behalf of the Company, Employee shall be compensated as follows:

(a) Base Salary. The Company shall pay Employee a base salary at the rate of Four Hundred Thousand and 00/100 Dollars ($400,000) per annum, payable in accordance with the Company’s payroll policies, as amended from time to time (“Base Salary”).

(b) Bonuses. Employee shall be eligible for a sign-on bonus and inclusion in any Company bonus program including executive bonus pools, discretionary performance bonuses (based on targets in Exhibit A or other performance objectives), or deferred compensation plans that the Company may establish in its sole discretion, provided, however, that any bonuses shall be subject to Section 13(a) hereof and no bonus shall be paid if Employee is no longer employed by the Company on the date of payment.

(c) Employee Stock Option Plan. Employee shall be eligible for participation in any employee stock option plan that the Company may adopt in such form and in such amount(s) as may be approved by the Board (See Exhibit B).

6. BUSINESS EXPENSES.

The Company shall pay or reimburse Employee for all reasonable business expenses incurred by Employee in the performance of his duties hereunder including, but not limited to, lodging and travel expenses relating to the Company’s business, mobile phone and data usage, customer entertainment, and certain pre-approved home office expenses not paid directly by the Company. Reimbursement for the foregoing expenses will be made in accordance with the Company’s reimbursement policy, as applicable, and within a reasonable period following Employee’s presentation of the details of, and proof of, such expenses.

7. FRINGE BENEFITS.

(a) During the term of this Agreement, the Company shall provide medical, dental, and vision insurance coverage to Employee, his spouse, and his children, to the same extent, and on the same terms and conditions, it shall provide such coverage to other senior management employees of Sysorex.

(b) During the term of this Agreement, Employee shall be permitted to participate in the Company’s 401K Plan, if any, to the same extent, and on the same terms and conditions, as other senior management employees of the Company shall be permitted to participate.

(c) During the term of this Agreement, the Company shall provide to Employee four (4) weeks paid vacation days per year. At the end of each year of employment, Employee shall have the option to either, (i) cash out any unused vacation days with each vacation day constituting 1/5th of a week, or (ii) accrue any unused vacation days to the subsequent year. Notwithstanding the foregoing, Employee may not accrue more than sixty (60) vacation days in total during the term of this Agreement.

(d) During the term of this Agreement, the Company shall provide paid sick days to Employee, to the same extent, and on the same terms and conditions, it shall provide such paid time off to other senior management employees of the Company.

8. SUBSIDIARIES.

For the purposes of this Agreement, all references to business products, services, and sales of the Company shall include those of Sysorex’s subsidiaries and/or affiliates including TTM.

9. INVENTIONS.

(a) All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Employee during Employee’s employment by the Company, whenever or wherever made, developed or conceived, and whether or not during business hours, which constitute an improvement, on those heretofore, now or at any time during Employee’s employment, developed, manufactured, or used by the Company in connection with the manufacture, process, or marketing of any product heretofore or now or hereafter developed or distributed by the Company, or any services to be performed by the Company or of any product which shall or could reasonably be manufactured or developed or marketed in the reasonable expansion of the Company’s business, shall be and continue to remain the Company’s exclusive property, without any added compensation to Employee, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Employee promises and agrees that Employee will immediately disclose it to the Company, as applicable, and to no one else and thenceforth will treat it as the property and secret of the Company.

(b) Employee will also execute any instruments requested from time-to-time by the Company to vest in it complete title and ownership to such invention, discovery, or improvement and will, at the request of the Company, do such acts and execute such instruments as the Company may require, but at the Company’s expense to obtain patents, trademarks, or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in the Company, all without any additional compensation of any kind to Employee. The Company hereby notifies Employee that the provisions of this Section 9 do not apply to any inventions for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (x) such invention relates to the past, actual, or planned business or activities of the Company, including, without limitation, research and development or (y) such invention results in any way from any work performed by Employee for the Company.

10. CONFIDENTIAL INFORMATION AND TRADE SECRETS.

(a) All Confidential Information (as defined below) shall be the sole property of the Company. Employee will not, during the period of his employment for any reason, disclose to any person or entity or use or otherwise exploit for Employee’s own benefit or for the benefit of any other person or entity any Confidential Information which is disclosed to Employee or which becomes known to Employee in the course of his employment with the Company without the prior written consent of another officer of the Company except as may be necessary and appropriate, in Employee’s reasonable judgment, in the ordinary course of performing his duties to the Company during the period of his employment with the Company or as may be required by law, legal process, or lawful exercise of authority. For purposes of this Agreement, “Confidential Information” shall mean any data or information belonging to the Company, other than Trade Secrets (defined below), that is of value to the Company and is not generally known to competitors of the Company or to the public, and is maintained as confidential by the Company, including but not limited to material non-public information about the Company’s clients, executives, key contractors, and other contractors and information with respect to its products, designs, services, strategies, pricing, processes, procedures, research, development, inventions, improvements, purchasing, accounting, engineering, and marketing (including any discussions or negotiations with any third parties). Notwithstanding the foregoing, no information will be deemed to be Confidential Information unless such information is treated by the Company as confidential and shall not include any data or information of the Company that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made without the authorization of the Company), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(b) All Trade Secrets (as defined below) shall be the sole property of the Company. Employee agrees that during his employment with the Company and forever after his termination, Employee will keep in confidence and trust and will not use or disclose any Trade Secret or anything relating to any Trade Secret, or deliver any Trade Secret, to any person or entity outside the Company without the prior written consent of the Board, as applicable. For purposes of this Agreement, “Trade Secrets” shall mean any scientific, technical and non-technical data, information, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan or list of actual or potential customers or vendors and suppliers of the Company or any portion or part thereof, whether or not copyrightable or patentable, that is of value to the Company and is not generally known to competitors of the Company or to the public, and whose confidentiality is maintained, including unpatented and un-copyrighted information relating to the Company’s products, information concerning proposed new products or services, market feasibility studies, proposed or existing marketing techniques or plans and customer consumption data, usage or load data, and any other information that constitutes a trade secret as defined in the Nevada Uniform Trade Secrets Act that appears at Chapter 600A of the Nevada Revised Statutes, in each case to the extent that the Company, as the context requires, derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from its disclosure or use. This Section 10(b) is subject to the limited qualification that in accordance with the Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made either: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c) Notwithstanding anything else set forth herein, nothing in this Agreement shall be construed to prohibit Employee from reporting, without first notifying the Company or otherwise, possible violations of law or regulation to any governmental agency or entity.

11. NON-SOLICITATION OF EMPLOYEES.

During the term of Employee’s employment and for one (1) year thereafter, Employee will not cause or attempt to cause any employee of the Company to cease working for the Company. However, this obligation shall not affect any responsibility Employee may have as an employee of the Company with respect to the bona fide hiring and firing of the Company’s personnel.

12. NON-SOLICITATION OF CUSTOMERS AND PROSPECTIVE CUSTOMERS.

Employee will not, during the period of his employment for any reason, directly or indirectly, solicit the business of any customer of the Company for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by the Company. For a period of one (1) year after the termination of Employee’s employment, Employee will not, directly or indirectly, induce any of the Company’s customers to cease doing business with the Company or to induce them to become the customer of any other person or entity.

13. TERMINATION.

Employee’s employment with the Company may be terminated as follows:

(a) Termination without Just Cause.

(i) The Company, in its sole discretion, may terminate Employee’s employment hereunder for any reason without Just Cause (as defined below)) at any time, by notifying Employee in writing of its decision.

(ii) If: (a) the Company terminates Employee’s employment hereunder without Just Cause, or (b) within the twenty-four (24) month period following a Change of Control, Employee resigns from employment with both Sysorex and TTM as a result of, and upon a material diminution of Employee’s duties, responsibilities, authority, and position with both Sysorex and TTM, or a material reduction of Employee’s compensation and benefits herein, or if Employee ceases to hold the position of Chief Executive Officer at Sysorex after a Change of Control, the Company shall: (l) continue to pay to Employee his Base Salary) subject to customary payroll practices and withholdings, for one (1) month for every two (2) months of employment after the Effective Date up to a maximum of twelve (12) months subject to and conditioned upon Employee signing a full general release of any and all known and unknown claims against the Company and their related parties in a form acceptable to the Company and its counsel and its sole and absolute discretion; (2) within forty-five (45) days of termination or resignation, pay to Employee one hundred percent (100%) of the value of any accrued but unpaid bonus that Employee otherwise would have received pursuant to Section 5 hereof through the date of termination; (3) upon termination or resignation, pay to Employee the value of any accrued but unpaid vacation time; and (4) upon termination or resignation, pay to Employee any unreimbursed business expenses and travel expenses that are reimbursable under this Agreement that have been incurred by Employee, subject to the submission of any required documentation; (5) an amount equal to the Company’s monthly COBRA premium in effect on the date of termination under the Company’s group health plan for the type of coverage in effect under such plan for Employee (i.e., family coverage) for the number of months applicable to Employee per subparagraph (1) above; and (6) to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan. For purposes of this Agreement, “Change in Control” means a change in the majority of the Board, in the aggregate, in any twelve (12) month period that was not otherwise approved by a majority of the Board or a transaction or series of transactions, in the aggregate, in any twelve (12) month period that results in a fifty percent (50%) or greater change in the stock ownership of the Company (excluding the aggregation of normal trading activity of the Company’s common stock in any public market).

(b) Termination with Just Cause.

(i) The Company may immediately terminate Employee’s employment hereunder for Just Cause (defined below) at any time upon delivery of written notice to Employee.

(ii) For purposes of this Agreement, the phrase “Just Cause” means: (A) Employee’s fraud, gross malfeasance, gross negligence, or willful misconduct; with respect to the Company’s business affairs; (B) Employee’s refusal or repeated failure to follow the Company’s established reasonable and lawful policies; (C) Employee’s material breach of this Agreement; or (D) Employee’s conviction of a felony or crime involving moral turpitude. Termination of Employee for Just Cause based on clause (A), (B), or (C) of the preceding sentence will take effect three (3) days after the Company gives written notice of its intent to terminate Employee’s employment and the Company’s description of the alleged cause, unless (x) Employee, in the good-faith opinion of the Company, during such three (3)-day period, remedies the events or circumstances constituting Just Cause, or (y) the Company determines in good faith that such events or circumstances constituting Just Cause are not susceptible to remediation.

(iii) If Employee’s employment hereunder is terminated by the Company for Just Cause, the Company will be required to pay to Employee only that portion of his Base Salary, accrued, but unused, vacation pay, and unreimbursed business expenses, that has been earned or have been incurred through the date of termination and to the extent required under the terms of any benefit plan or this Agreement, and the vested portion of any benefit under such plan.

(c) Disability and Death.

Employee’s employment hereunder will be terminated immediately upon (i) Employee’s Disability for a period exceeding three (3) months in any twelve (12) month period, or (ii) Employee’s death. For purposes of this Agreement, “Disability” means Employee’s incapacity due to any physical or mental illness or injury, as determined by a licensed health care provider, which renders Employee unable to perform the essential functions of his position, even with reasonable accommodation(s). Employee warrants, represents, and agrees that holding open his position for a period in excess of those provided in this paragraph would not be a reasonable accommodation and would impose an undue hardship on the Company. If Employee’s employment is terminated due to such Disability or death, the Company will be required to pay to Employee or Employee’s estate, as the case may be, unrelated to any amounts that Employee may receive pursuant to any short-term and long-term disability plans or life insurance plans (as applicable), only his Base Salary and accrued but unpaid vacation pay earned through the date of termination, unreimbursed business expenses and to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan. Employee or Employee’s estate, as the case may be, will not by operation of this provision forfeit any rights in which Employee is vested at the time of Employee’s Disability or death. Notwithstanding any other provision of this Agreement, the Company shall comply with all requirements of the Americans with Disabilities Act of 1990.

14. INJUNCTION.

(a) Should Employee at any time reveal, or threaten to reveal, any Confidential Information or Trade Secret of the Company, or in any way violate, or threaten to violate, Section 11 or 12 of this Agreement, the Company shall be entitled to seek an injunction restraining Employee from doing, or continuing to do so, or performing any such acts; and Employee hereby consents to the issuance of such an injunction without any requirement that the Company post a bond.

(b) In the event that a proceeding is brought in equity to enforce the provisions of this Section 14, Employee shall not argue as a defense that there is an adequate remedy at law, nor shall the Company be prevented from seeking any other remedies which may be available.

(c) The existence of any claim or cause of action by the Company against Employee, or by Employee against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants but shall be litigated separately.

15. ARBITRATION.

(a) In the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof (a “Dispute”), the parties agree that such Dispute shall be resolved by final and binding arbitration before a single arbitrator in Reno, Nevada or Las Vegas, Nevada, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment Alternative Dispute Resolution Rules then in effect. The arbitrator’s decision shall be final and binding upon the parties and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary, and permanent relief, including without limitation, injunctive relief, and specific performance.

(b) The Company and Employee shall each pay half of the direct costs and expenses of the arbitration, including arbitration and arbitrator fees. Except as otherwise provided by statute, Employee and the Company are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement. Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

16. INDEMNIFICATION/INSURANCE.

(a) Corporate Acts. In his capacity as Sysorex’s Chief Executive Officer and TTM’s President, Treasurer, and Secretary, Employee shall be indemnified and held harmless by Sysorex and TTM to the fullest extent allowed by law, Sysorex’s and TTM’s charter and bylaws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Employee may be involved, or threatened to be involved, as a party or otherwise by reason of Employee’s status, which relate to or arise out of Sysorex and TTM, their assets, business or affairs, if in each of the foregoing cases, (1) Employee acted in good faith and in a manner Employee believed to be in, or not opposed to, the best interests of Sysorex and TTM, and, with respect to any criminal proceeding, had no reasonable cause to believe Employee’s conduct was unlawful, and (2) Employee’s conduct did not constitute gross negligence or willful or wanton misconduct (and Sysorex and TTM shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided Employee provides an undertaking to repay advances if it is ultimately determined that Employee is not entitled to indemnification). Sysorex and TTM shall advance all expenses incurred by Employee in connection with the investigation, defense, settlement, or appeal of any civil or criminal action or proceeding referenced in this Section 16, including but not necessarily limited to legal counsel, expert witnesses, or other litigation-related expenses. Employee shall be entitled to coverage under the Company’s directors and officers liability insurance policy in effect at any time in the future to no lesser extent than any other officers or directors of the Company. After Employee is no longer employed by the Company, the Company shall keep in effect the provisions of this Section 16, which provision shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of Employee. Notwithstanding anything herein to the contrary, the provisions of this Section 16 shall survive the termination of this Agreement and the termination of the Term for any reason.

(b) Personal Guarantees. The Company shall indemnify and hold harmless Employee for any liability incurred by him by reason of his execution of any personal guarantee for the benefit of the Company (including, but not limited to, personal guarantees in connection with office or equipment leases, commercial loans, or promissory notes).

(c) The indemnification provision of this Section 16 shall be in addition to any other liability the Company otherwise may have to Employee to indemnify him for his conduct in connection with his efforts on the Company’s behalf.

17. SECTION 409A COMPLIANCE.

(a) This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(l)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with The Company unless he would be considered to have incurred a “separation of employment” from The Company as the term is defined in Treasury Regulation §1.409A-1(h)(1)(i).

(b) Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of Employee's separation from service that would otherwise be due hereunder within six (6) months after such separation shall nonetheless be delayed until the first (1st) business day of the seventh (7th) month following Employee’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. For purposes of Section 17 hereof, Employee shall be a “specified employee” for the 12-month period beginning on the first (1st) day of the fourth (4th) month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31.

(c) All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

18. MISCELLANEOUS.

(a) If any provision of this Agreement shall be declared, by a court of competent jurisdiction or arbitrator, to be invalid, illegal, or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

(b) The parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein. The provisions of this Agreement may not be amended, supplemented, waived, or changed orally, but only in writing and signed by Employee and a duly authorized officer of the Company.

(c) The rights, benefits, duties, and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon Employee and his legal representatives, heirs, and legatees. This Agreement constitutes a personal service agreement, and the performance of Employee’s obligations hereunder may not be transferred or assigned by Employee.

(d) The failure of either party to insist upon the strict performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions, and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement, on the part of either party, shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(e) This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission or via e-mail with scan or e-mail attachment, and any such counterpart executed and delivered via facsimile transmission or via e-mail with a scan or e-mail attachment will be deemed an original for all intents and purposes. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Nevada, without regard to the conflict of laws principles thereof, and, for the avoidance of doubt, shall include both the statutory and common law of Nevada, except to the extent preempted by federal law.

(d) All written notices required by this Agreement shall be deemed given when delivered personally, deemed given when delivered by registered or certified mail, return receipt requested, or when delivered by e-mail (unless delivered after hours in which case notice shall be deemed given the next business day) to the parties at their addresses provided in written communication between the parties or to such other address as a party may designate from time to time.

IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date.

SYSOREX, INC.:

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Authorized signatory

TTM DIGITAL ASSETS & TECHNOLOGIES, INC.:

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Authorized signatory

SYSOREX, INC.:

By:	/s/ Zaman Khan
Name:	Zaman Khan
Title:	Authorized signatory

EMPLOYEE:

By:	/s/ Wayne Wasserberg
Name:	Wayne Wasserberg

EXHIBIT A

[Bonus Performance Criteria]

1.	Employee shall be paid a sign-on bonus of Fifty Thousand Dollars ($50,000) and an additional bonus of Fifty Thousand Dollars ($50,000) upon Employee’s successful completion of six (6) months of employment with Sysorex.

[Additional Bonus Performance Criteria to be included within two (2) months of the Effective Date, subject to approval of the Board]

EXHIBIT B

[Employee Stock Option Plan]

1.	Once a current (or amended) employee stock option plan has been adopted by the Board and the same has been filed on Form S-8 with the Securities and Exchange Commission, Employee shall receive an initial stock grant of Two Hundred Thousand (200,000) shares Sysorex common stock.

[Otherwise, Employee’s stock option plan eligibility and details to be included within two (2) months of the Effective Date, subject to approval of the Board.]